THIS DEBT SETTLEMENT AGREEMENT made as of March 18, 2002.

BETWEEN:

Immune Network Ltd. of 202 1768 West 3rd Avenue, Vancouver, British Columbia, V6J 1K4 (Telefax No. (604) 733-6631)

(hereinafter called the "Creditor")

OF THE FIRST PART

AND:

InNexus Inc., a company duly incorporated pursuant to the laws of the state of Washington and having its offices at 2198 South Bay Vista Lane, Camano Island, Seattle, Washington, 98282 (Telefax No. (425) 696-0068)

(hereinafter called the "Debtor")

OF THE SECOND PART

AND

CUSIL VENTURE CORPORATION, a company duly incorporated under the laws of the Province of British Columbia and having an office at 1400 - 400 Burrard Street, Vancouver, B.C., V6C 3G2 (Telefax No. (604) 643-1789)

(hereinafter called the "Issuer")

OF THE THIRD PART

WHEREAS:

A. As at the date hereof, the Debtor is indebted to the Creditor in the amount of US$125,670 (the "Debt"), particulars of which are attached as Schedule "A" hereto;

B. The Issuer has agreed, subject to completion of the purchase, by way of reverse takeover, of all of the issued and outstanding shares of the Debtor in exchange for shares of the Issuer pursuant to the letter agreement dated for reference December 5, 2001, as amended by agreement dated for reference March 1, 2002 (the "Proposed Transaction") and subject to completion of the conditions set forth herein (the "Conditions"), to assume certain indebtedness of the Debtor, including the Debt, and to settle it on the terms and conditions set forth herein in consideration of the Debtor's agreement that it will be obligate to repay any such amount to the Issuer;

C. The Creditor has agreed to discharge all liability of the Debtor with respect to the Debt upon the issuance to the Creditor of 216,781 Common Shares (the "Shares) in the capital stock of the Issuer at a deemed price of $US 0.58 per share.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and in consideration of the premises and the mutual covenants and agreements herein contained, the parties mutually agree each with the other as follows:

1. The Creditor hereby agrees to accept from the Issuer, the Shares in full satisfaction of the Debt owing to it.

2. The Creditor represents and warrants that the Debt is due and owing in full without setoff or other right of diminishment and the particulars thereof are set out in Schedule "A" hereto and are properly described and correct in every material respect.

3. The Creditor acknowledges that the Issuer is not independently obligated to the Creditor to pay the Debt and that, should, for any reason, the Issuer not issue the Shares in satisfaction of the Debt as and when contemplated hereunder, the Creditor may thereafter look only to the Debtor for repayment of the Debt and not to the Issuer. The Creditor further acknowledges that the Issuer's obligations to the Debtor to enter into and perform this Agreement are subject to certain conditions agreed to by the Debtor and the Issuer including completion of the Proposed Transaction and the Conditions.

4. The Creditor hereby agrees that, effective forthwith upon the issuance to it of the Shares (provided certificates representing the Shares are thereafter delivered to it prior to the Termination Date or, if delivered thereafter, prior to effective delivery of a valid notice of termination under section 7), the Creditor shall and does hereby, without the requirement for further action of the parties, release and forever discharge the Debtor, its successors and assigns from all matters of actions, suits, debts, dues, accounts, bonds, contracts, Claims and demands whatsoever which against the Debtor it ever had, now has, or which its successors or assigns or any of them hereafter may have by reason of the Debtor's indebtedness to the Creditor with respect to the Debt.

5. This Agreement is subject to the following conditions:

(a) acceptance of the Canadian Venture Exchange Inc. (the "Exchange") and any other regulatory authority having jurisdiction with respect to the transactions contemplated herein ("Regulatory Approval"); and

(b) completion of the Proposed Transaction.

6. The Issuer hereby agrees, upon and subject to completion of any Conditions which are required to be completed prior to seeking approval of the Exchange to the Proposed Transaction, to seek without delay, and to use its best efforts to obtain Regulatory Approval as part of its efforts to obtain approval of the Exchange to the Proposed Transaction or as soon as practicable thereafter and, in any event, on or before 5:00 p.m., Vancouver time, on December 31, 2002 (the "Termination Date") and agrees further to effect the issuance of Shares to the Creditor and delivery of certificates representing such Shares to the Creditor as soon as practicable after completion of the Conditions and the Proposed Transaction.

7. In the event Regulatory Approval is not obtained on or before the Termination Date or if the Shares are not issued or if certificates representing such Shares are not delivered to the Creditor within 15 business days after the date of issuance thereof, the Creditor may, at its option, elect to terminate the Agreement by notice in writing delivered to the Debtor at the address or fax number set out above, whereupon this Agreement shall thereafter have no further force or effect and the rights and obligations of the parties hereunder cease forthwith.

8. Notice hereunder shall be deemed to be effectively given if delivered or sent via telefax to the addresses or telefax numbers first set out above or as either party may otherwise stipulate by notice in writing to the other party in writing. Delivery of certificates representing the Shares may be made by prepaid mail address set out above, unless the Creditor arranges, as its own cost, for delivery of such Shares by other means and notifies the Debtor accordingly.

9. The Creditor acknowledges that:

(a) there are no representations or warranties given by the Debtor, the Issuer or their respective Directors or Officers concerning the future value of the Shares;

(b) the Creditor has no knowledge of a "material fact" or "material change", as those terms are defined the Securities Act (British Columbia), in the affairs of the Debtor or the Issuer or with respect to the Proposed Transaction that has not been generally disclosed to the public, save knowledge of this Agreement;

(c) the Creditor is aware that no prospectus has been filed by the Issuer with any securities commission or similar authority in British Columbia or elsewhere in connection with the sale of the Shares contemplated hereby, and that as a result:

(i.) the Creditor is restricted from using most of the civil remedies available under applicable securities legislation;

(ii.) the Creditor may not receive information that would otherwise be required to be provided under applicable securities legislation; and

(iii.) the Issuer is relieved from certain obligations that would otherwise apply under applicable securities legislation; and

(d) the Shares shall, in addition to any other resale restrictions as may be provided for under the Securities Rules (British Columbia) and the policies of the Exchange, be subject a hold period of 12 months commencing upon the date of issuance of the Shares and any certificates representing the Shares shall be affixed with a legend to that effect;

(e) the Shares may not be sold outside of British Columbia except in compliance with the requirements of applicable securities legislation in the jurisdiction in which the Creditor and the purchaser of the Shares is resident and the Creditor is responsible to ensure full compliance with any such requirements.

10. The parties hereto agree to execute all further documents and assurances as may be necessary to give effect to the intent expressed herein.

11. This written instrument embodies the entire agreement of the parties to this Agreement with regard to the matters dealt with in the Agreement, and no understandings or agreements, verbal or otherwise, exist between the parties except as expressly set out herein and, without limitation, this Agreement supercedes any and all prior agreements, whether verbal or in writing, with respect to the matters set forth herein.

12. Time shall be the essence of this Agreement.

13. This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors and assigns.

14. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have hereby set their hands and seals the day and year first aforesaid.
The corporate seal of Immune Network Ltd. was hereunto affixed in the presence of: /s/ signed Authorized Signatory /s/ signed Authorized Signatory	) ) ) ) ) ) ) )	c/s

SIGNED, SEALED AND DELIVERED by InNexus Inc.

______________________________________
in the presence of:
______________________________________
Name of Witness

______________________________________
Address of Witness

______________________________________
Occupation of Witness

) ) ) ) ) ) ) ) ) ) ) ) )	InNexus Inc. Per: /s/ signed (s) Authorized Signatory

The corporate seal of CUSIL Venture Corporation was hereunto affixed in the presence of: /s/ signed Authorized Signatory _____________________________________ Authorized Signatory	) ) ) ) ) ) ) )	c/s

Schedule "A

Particulars of Indebtedness

Convertible Loan maturing on May 15, 2002

(See Attached)